Filed pursuant to Rule 424(b)(3)

Registration No. 333-185618

PROSPECTUS SUPPLEMENT NO. 1

TO THE PROSPECTUS DATED JUNE 22, 2017

CITIZENS, INC.

STOCK INVESTMENT PLAN

This Prospectus Supplement No. 1 updates, amends and supplements the Prospectus dated June 22, 2017 that describes the Citizens, Inc. Stock Investment Plan, which forms a part of our Registration Statement on Form S-3, as amended (Registration No. 333-185618).

We are incorporating by reference into this Prospectus Supplement No. 1 our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2017 and our Current Report on Form 8-K filed with the SEC on June 30, 2017 (excluding any information furnished rather than filed in such report).

This Prospectus Supplement No. 1 should be read in conjunction with the Prospectus. To the extent information in this Prospectus Supplement No. 1 differs from, updates or conflicts with information contained in the Prospectus, the information in this Prospectus Supplement No. 1 is the more current information.

Investing in our common stock involves a high degree of risk. You should review carefully the “Risk Factors” beginning on page 8 of the Prospectus dated June 22, 2017, as amended and updated by the “Risk Factors” incorporated by reference into the Prospectus by this Prospectus Supplement No. 1 from our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, as such “Risk Factors” may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and incorporate by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2017.

INCORPORATION BY REFERENCE

As permitted by General Instruction VII to Form S-1, the SEC allows us to “incorporate by reference” into this prospectus supplement certain information that we have previously filed, which means that we can disclose important information to you by referring you to those documents. The documents and information incorporated by reference are considered part of this prospectus supplement and the prospectus. The following documents that we have filed with the SEC are hereby incorporated by reference into this prospectus supplement:

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 4, 2017; and

•	Our Current Report on Form 8-K, filed on June 30, 2017 (excluding any information furnished rather than filed in such report).

Upon written or oral request, we will provide, without charge, to each person, including beneficial owners of our securities, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information incorporated by reference in this prospectus supplement (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference in such documents). Your requests for copies should be directed to the Secretary, Citizens, Inc., P.O. Box 149151, Austin, Texas 78714-9151; telephone (512) 837-7100. These filings may also be obtained through our website located at www.citizensinc.com. The reference to our website is intended to be an inactive textual reference and, except for the documents incorporated by reference as noted above, the information on, or accessible through, our website is not intended to be part of this prospectus supplement.

Pursuant to Rule 412 under the Securities Act, any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into the prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the prospectus.

You should rely only on the information incorporated by reference or provided in the prospectus, this prospectus supplement or any other prospectus supplement that we may file in the future. We have not authorized anyone else to provide you with different information. You should not assume that information in this prospectus supplement or any other prospectus supplement is accurate as of any date other than the date on the front of such document.

We advise that there have been no material changes in our affairs that have occurred since the end of the latest fiscal period for which audited financial statements were included in our latest Annual Report on Form 10-K and that have not been described in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed under the Exchange Act.